FOR IMMEDIATE RELEASE

MEDIA CONTACT:                          INVESTOR CONTACT:
Tressie Long                            Matt Booher
Cincinnati Bell                         Broadwing
513-397-5890                            513-397-9904
tressie.long@broadwing.com              matt.booher@broadwing.com


                     CINCINNATI BELL UNITES FOR THE CUSTOMER
   SEPARATE PRODUCT ORGANIZATIONS COMBINED TO IMPROVE SERVICE AND SPEED SALES


CINCINNATI, OH - February 20, 2001 - Cincinnati Bell, a wholly owned subsidiary of Broadwing Inc. (NYSE: BRW), today announced a new way of running its business that will allow the company to better serve its customers while positioning the company for continued growth. The new customer-centric structure coordinates the activities of several separate Cincinnati Bell organizations, including Cincinnati Bell Telephone, Cincinnati Bell Wireless, Cincinnati Bell Any Distance and Cincinnati Bell Directory, to create one centralized Cincinnati Bell presence for the customer.

     "At Cincinnati Bell, our mission is to provide the best means for people and businesses to connect. The customer comes first," said Jack Cassidy, president and chief operating officer of Cincinnati Bell. "In moving to this new way of business, we have listened carefully to the expectations and opinions of customers and employees. Today, we are simplifying customer interactions and announcing changes that will create one Cincinnati Bell presence for our customers."

     The process of uniting the activities of the Cincinnati Bell units began when Cassidy was appointed president and chief operating officer last May. Building on Cincinnati Bell's record-breaking successes with new product offerings and maximizing Cincinnati Bell's industry leading reputation for customer service, Cassidy launched a customer advisory board, gaining knowledge and insight directly from the customer, and began a change acceleration process designed to explore ways to grow the business and become more customer focused.

                                     -MORE-

Cincinnati Bell, page 3 of 2
February 20, 2001


     Cincinnati Bell's new business structure is just one of the results. Others include a dedicated product development team that creates new solutions based on customer needs, a significant increase in the size of the sales force, and a three percent reduction of positions in areas such as finance, accounting, engineering, and administration which existed in separate business units. For employees whose positions have been eliminated by the new structure, Cincinnati Bell is providing severance packages and career assistance.

     These events will result in a non-recurring restructuring charge of approximately $10 million.

     "Cincinnati Bell's growth is dependent upon how well we serve our customers. And we believe customers are going to really appreciate the new Cincinnati Bell," said Cassidy. "Not only will customers continue to see new innovations from Cincinnati Bell, but they will see the results of a company acting as one - one bill, one voice, one service representative, and better value on all products and services."

                                       ###

ABOUT CINCINNATI BELL AND BROADWING INC.

     Cincinnati Bell is a wholly owned subsidiary of Broadwing Inc. (NYSE: BRW). Broadwing combines unparalleled customer service with the industry's most advanced and flexible 18,000-mile next-generation fiber optic network and award-winning IP backbone, to create data and Internet solutions that are innovative, reliable, and provide businesses a competitive advantage. Broadwing will be the first provider with a fully deployed optical network and sets the standard for customer accountability with the industry's only Installation Guarantee. Headquartered in Cincinnati, Ohio and Austin, Texas with 6,000 employees in 56 sales and service offices across the country, Broadwing can be found on the Web at www.broadwing.com.